UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2010

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BFC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 954-940-4900
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Item 1.01 Entry into a Material Definitive Agreement.
     As previously disclosed, Investors Warranty of America, Inc. (“IWA”) filed foreclosure actions in South Carolina and Florida against Core Communities, LLC (“Core”), a wholly owned subsidiary of BFC Financial Corporation, and certain of Core’s affiliates seeking foreclosure of mortgage loans totaling approximately $113.8 million, plus additional interest and costs and expenses, including attorneys’ fees. Subsequent to filing the foreclosure actions, IWA assigned and conveyed its interests in both the Florida and South Carolina loan facilities to PSL Acquisitions, LLC (“PSLA”). On November 8, 2010, Core and its applicable affiliates, on the one hand, and PSLA, on the other hand, executed an agreement which, upon the occurrence of certain events and subject to certain exceptions, provides for the resolution of the disputes between them. Pursuant to the agreement, Core and its subsidiaries agreed to, among other things, (i) pledge additional collateral to PSLA consisting of membership interests in certain subsidiaries of Core, (ii) grant security interests in the acreage owned by the subsidiaries in Port St. Lucie, Florida, substantially all of which is undeveloped raw land, (iii) the amendment of the complaint related to the Florida foreclosure action to include this additional collateral (iv) the entry into consensual judgments of foreclosure in both foreclosure actions. Core also agreed to cooperate with PSLA in connection with the enforcement of its remedies against the collateral. PSLA has agreed, upon the occurrence of certain events and subject to certain exceptions, not to enforce a deficiency judgment against Core and has released Core from any other claims arising from or relating to the loans.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2010	BFC FINANCIAL CORPORATION
	By:	/s/ John K. Grelle
John K. Grelle,
Executive Vice President and Chief Financial Officer

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